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                                                                    Exhibit 23.3


[Yankee Group Letterhead Logo]

                                              THE YANKEE GROUP
                                              31 St. James Avenue
January 12, 2000                              Boston, MA 02116.4114
                                              Tel 617.956.5000
Mr. Nishad Pai                                Fax 617.956.6006
J.P. Morgan                                   www.yankeegroup.com



Nishad Dai,

     The following information has been generated by The Yankee Group. The data has been generated on behalf of Net 2000 for the purpose of their S-1 filing. Should you have any questions on this data, feel free to contact Courtney Quinn, of The Yankee Group, at 617-956-5000.



Sincerely,

/s/ Eric Hindin

Eric Hindin
Director, Datacommunications